UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RADIUS HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

VELAN CAPITAL PARTNERS LP

VELAN CAPITAL HOLDINGS LLC

VELAN CAPITAL INVESTMENT MANAGEMENT LP

VELAN CAPITAL MANAGEMENT LLC

Adam Morgan

BALAJI VENKATARAMAN

REPERTOIRE MASTER FUND LP

REPERTOIRE HOLDINGS LLC

REPERTOIRE PARTNERS LP

REPERTOIRE PARTNERS GP LLC

DEEPAK SARPANGAL

ERIC J. ENDE

CYNTHIA L. FLOWERS

ANN MACDOUGALL

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Velan Capital Investment Management LP and Repertoire Partners LP, together with the other participants named herein (collectively, the “Velan-Repertoire Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Radius Health, Inc., a Delaware corporation (the “Company”).

On June 21, 2022, the Velan-Repertoire Group issued the following press release announcing its issuance of a detailed presentation on the need for board-level change at the Company in connection with the upcoming Annual Meeting and its mailing of a letter to the Company’s stockholders, each of which was also posted to www.fixradius.com. The full text of the letter is included below and is also attached hereto as Exhibit 1.

Velan-REPERTOIRE RELEASES DETAILED PRESENTATION ON the NEED FOR Board CHANGE AT RADIUS HEALTH AND SENDS LETTER TO STOCKHOLDERS

Presentation Highlights Lack of Alignment with Stockholders, Poor Corporate Governance, Entrenchment Tactics and Strategic Mismanagement as Reasons Why the Current Board Must be Meaningfully Reconstituted

Letter to Fellow Stockholders Details the Board’s Track Record of Persistent Value Destruction and Highlights Pathway to Unlock Tremendous Upside Potential

Pleased Radius’ Second Largest Stockholder has Publicly Supported the Velan-Repertoire Slate

Urges Stockholders to Send a Clear Message that the Status Quo is No Longer Acceptable by Voting on the WHITE Card FOR the Election of Nominees Eric Ende, Cynthia Flowers and

Ann MacDougall to the Board

Alpharetta, GA – June 21, 2022 – Velan Capital Investment Management LP and Repertoire Partners LP (together with the other participants in their solicitation, “Velan-Repertoire” or “we”), collectively one of the largest stockholders of Radius Health, Inc. (“Radius” or the “Company”) (NASDAQ: RDUS), with beneficial ownership of approximately 7.7% of the outstanding shares and economic exposure to approximately 10.1% of the outstanding shares, announced today that it has issued a detailed presentation on the need for board-level change at the Company in connection with the upcoming 2022 Annual Meeting of Stockholders to be held on July 8, 2022 (the "Annual Meeting"). Velan-Repertoire also mailed a letter to fellow Radius stockholders detailing the Board of Directors’ (the “Board”) troubling track record of value destruction and calling on Radius stockholders to send a strong message to the Board at the upcoming Annual Meeting that the status quo can no longer continue.

In the presentation, Velan-Repertoire details the troubling share price underperformance, lack of stockholder alignment, minimal management oversight, poor governance, entrenchment tactics and lack of accountability that have persisted at Radius under the leadership of the incumbent Board, which has resulted in significant destruction of stockholder value.

The presentation, titled "Board Reconstitution is Necessary to Fix Radius Health, Inc." can be viewed by clicking the following link: https://fixradius.com/wp-content/uploads/2022/06/Velan-Repertoire-Group-Presentation_20220616.pdf.

The full text of the letter Velan-Repertoire is mailing to Radius stockholders is found below:

Dear Fellow Stockholders:

Velan Capital Investment Management LP and Repertoire Partners LP (collectively, “Velan-Repertoire” or “we”) collectively beneficially own approximately 7.7% of Radius Health, Inc.’s (“Radius” or the “Company”) outstanding shares and have economic exposure to approximately 10.1% of the Company’s outstanding shares, making us one of the Company’s largest stockholders.

We believe Radius has tremendous upside potential. However, under the watch of the current Board of Directors (the “Board”), not only has this potential not been realized, significant value has been destroyed. In order for this pattern to be broken, we believe the Board must be reconstituted with directors who take their fiduciary responsibility seriously, which is why we have nominated Eric Ende, Cynthia Flowers and Ann MacDougall for election to the Board at the upcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”).

Why New Perspectives Are Needed

The Company’s stock price speaks volumes about the Board’s performance. Across nearly every metric and time period, Radius has underperformed its peers and disappointed stockholders.

Source: Bloomberg, calculated as of March 7, 2022 (representing the unaffected price on the day we filed our initial Schedule 13D). IPO June 6, 2014. Mr. Martin assumed CEO role April 28, 2020.

Adding insult to injury is the fact that the Board – including President & Chief Executive Officer G. Kelly Martin – has minimal alignment with stockholders. Excluding options and performance units, the Board collectively owns ~0.2% of the Company. Not only does the Board have no skin in the game, astonishingly CEO Martin owns zero shares.1

Underlying this dismal stock performance is TYMLOS, an asset with strong potential that unfortunately is wasted under a Board that has overseen 60% employee turnover and a 10% decline (Q1 2020 to Q1 2022) in net sales since CEO Martin joined the Company in April 2020. By his own admission, TYMLOS only commands 50% of CEO Martin’s time and the commercial organization continues to see its resources cut despite increasing competition and a growing market. Furthermore, CEO Martin has indicated little willingness to focus on TYMLOS, which we believe is a result of the Board not holding him accountable. In his own words:

1 Excludes options and performance units.

4Q 2020 Earnings Call (February 25, 2021)

•	“...I can't explain the [TYMLOS patient growth during COVID] dynamics, frankly, whatsoever.”

Wells Fargo Fireside Chat (March 11, 2022)

•	“Look, when I came to this company, I didn't know anything about osteoporosis, really.”
•	“…there’s a lot of [patient] churn, as you said, Mohit, underneath that. I didn't fully understand that last year, and some people around me didn't fully understand it.”

In the first 12 months after CEO Martin joined the Company, three directors were appointed to the Board with whom he had a prior relationship, the Strategy Committee of the Board was dissolved and RAD011 was acquired. RAD011 is an endocrinology asset that appeared synergistic to TYMLOS, but is now portrayed as a potential neurology product that better suits CEO Martin’s background rather than the Company’s existing areas of focus. Further, not only has CEO Martin packed the Board with directors who he has prior relationships with, the Board also includes directors who seemingly do not have the time or interest to give Radius the necessary attention. At the time RAD011 was acquired, CEO Martin had prior connections with four of the seven non-management directors, three of whom were appointed after CEO Martin joined Radius in April 2020. Furthermore, Jean-Pierre Garnier and Andrew von Eschenbach each missed 33% of the Board meetings and 50% of the Nominating and Corporate Governance Committee meetings last year. Such poor attendance records are not acceptable, nor indicative of actively engaged directors focused on creating value for stockholders. Stockholders deserve a Board comprised of directors who are dedicated, focused and independent of CEO Martin.

The Board has fostered a culture characterized by dismal performance, poor corporate governance, entrenchment tactics and a failure to properly oversee management’s strategy and execution. Further, more than two months after we publicly nominated director candidates, the incumbent directors unilaterally expanded the Board by two members (and placed them in classes not up for election) – a defensive and reactionary response to stockholder criticism that reeks of entrenchment and a willingness to disenfranchise stockholders. This Board also has a history of simply ignoring stockholders, as evidenced by its lack of response to the 17% of votes cast against Dr. Garnier and Catherine Friedman the last time they were up for reelection in 2019.

A Pattern of Bad Faith Engagement Emerges

We are not alone in our views. On June 16th, Rubric Capital Management LP (“Rubric”) – Radius’ second largest stockholder owning over 14.6% of the Company – publicly endorsed all three of our nominees. Rubric also expressed “serious concerns about the corporate governance at Radius” that in many ways mirror our own and outlined a strategic plan which shares our view regarding the untapped potential of TYMLOS. As Rubric notes in its letter, we have no affiliation with one another and are not acting in concert. The fact that an independent stockholder with whom we have no relationship felt compelled to write a public letter in support of our campaign speaks volumes to the widespread stockholder discontent with the current Board.

The most disturbing – but not necessarily surprising – aspect of Rubric’s letter was its recounting of how the Radius Board seemingly attempted to disenfranchise the firm and trick it into giving up its ability to exercise its voice as a stockholder. As Rubric writes in its letter:

“…we now know that the same day Velan-Repertoire had a call with the Company notifying them of their intention to file a 13D, we had a call with the Company in which Radius suggested it might make sense to have Rubric sign a nondisclosure agreement (‘NDA’) to discuss its strategy in more detail…We view this NDA standstill clause—delivered to us before we had heard of Velan-Repertoire or their 13D had been filed with the SEC—to be a pre-emptive attempt on the part of Radius to muzzle its second largest shareholder in the event of a proxy contest.”2

2 Rubric Capital Management Sends Letter to Radius Health Board of Directors

The deplorable nature of this behavior speaks for itself. We are furious the Board, while delaying its interactions with us and not negotiating in good faith, also tried to trap Rubric. This recent account follows the pattern of disregard for stockholders and entrenchment-focused mentality that we have repeatedly seen from this Board.

It is clear to us that the current directors have failed to act in the best interest of stockholders and new perspectives are urgently needed in the boardroom.

Our Nominees Have a Better Path Forward

We ask for your vote to elect our highly qualified director nominees – Eric Ende, Cynthia Flowers and Ann MacDougall – to the Board at the Annual Meeting. Under a reconstituted and refocused Board, we believe Radius can generate $100+ million of annual Adjusted EBITDA. Our nominees have a plan to improve Radius and realign the Board with stockholders that is centered on four pillars:

The Pillars	Our Nominees’ Focus		What Was Radius’ Approach?
Refocus on TYMLOS	•	Reestablish topline growth by giving a starved commercial organization the attention it needs	•	Permitting CEO Martin to only spend 50% of his time on TYMLOS
	•	Ms. Flowers has commercial and operational expertise in women’s health and bone health – TYMLOS’ key markets – and understands how to increase patient compliance and adherence	•	Cutting U.S. commercial expenses despite TYMLOS’ sales declining since Q1 2020 and touting an improved level of efficiency
Define a Path to Monetizing Elacestrant	•	Dictate a strategy today to monetize this royalty stream before commercialization	•	No clear plan on when or how to monetize Elacestrant royalties
	•	Capitalize on their relationships with royalty financing partners	•	Stockholders are left in the dark on how to think about its value and timing
Reevaluate RAD011 and Plot Synergistic Strategy	•	Bring an independent lens to RAD011 to assess the true development cost and risk	•	Acquired RAD011, an endocrinology asset at acquisition but is now understood to be a neurology asset
	•	Bring new M&A banking relationships and M&A experience to evaluate opportunity landscape	•	Underwhelmed at April 2022 R&D day as presentation illustrated lack of clinical data and experience to justify Phase 2/3 trials without undue risk
Improve Financial Management and Operational Efficiency	•	Review SG&A expenses and non-core projects	•	Cut commercial expenses supporting TYMLOS in favor of non-core and non-value add expenses
	•	Evaluate alternative financings to minimize the Company’s cost of capital and improve the balance sheet	•	Refinanced portion of its convertible debt with secured debt with an earlier maturity date and a higher interest rate
			•	Refinanced convertible note with a strike price of $48.81, well out of the money at the time of the refinancing and even further out of the money today
			•	$1.4 billion in accumulated deficit including $1.1 billion of stockholder capital lost since becoming public despite TYMLOS generating significant net revenue

We are confident that our nominees have the necessary skills and experience to improve the Company and drive stockholder value. If elected, our truly independent nominees would bring a mix complementary skillsets currently lacking on the Board and help instill a sense of accountability in the boardroom.

•	Dr. Ende is a medical and financial expert who would bring the clinical scrutiny and financial discipline lacking at Radius. Dr. Ende understands how to evaluate clinical assets and prioritize stockholder capital. Dr. Ende can help put a stop to the ever-growing $1.4 billion accumulated deficit used to fund clinical programs that have not generated value for stockholders.
•	Ms. Flowers is the commercial expert Radius lacks. Ms. Flowers has direct experience in TYMLOS’ therapeutic market at Johnson & Johnson and Amgen. Ms. Flowers is a certified registered nurse with expertise in patient compliance and adherence initiatives. A medical and product launch expert, Ms. Flowers can help reinvigorate TYMLOS and find the growth that has eluded Radius during CEO Martin’s tenure.
•	Ms. MacDougall is the governance and Board leader Radius needs. Ms. MacDougall served as interim Chair prior to Progenics Pharmaceuticals’ sale to Lantheus Holdings and helped unify the reconstituted Progenics board of directors and management to ensure the best outcome for Progenics stockholders. Ms. MacDougall is an expert in legal, governance and compensation matters.

A revitalized plan generating significant cash flow will enable Radius to service its debt obligations and pursue assets that have a higher ROIC and are synergistic to TYMLOS. We firmly believe a highly-profitable company is within reach – a reconstituted Board is the first step for stockholders to seize this opportunity.

If elected, our nominees are committed to taking actions they believe are necessary to increase value for all Radius stockholders. With improved leadership and oversight, we believe the future can be bright for Radius and its stakeholders. The status quo is unacceptable – embrace change by voting FOR our nominees on the WHITE proxy card.

It is time for accountability at Radius – Velan-Repertoire urges all stockholders to vote for change on the WHITE proxy card to elect Eric Ende, Cynthia Flowers and Ann MacDougall

We look forward to engaging further with you and taking this first step for change at Radius.

Sincerely,

Adam Morgan and Deepak Sarpangal

Velan Capital Investment Management LP and Repertoire Partners LP

Investor contacts:

Adam Morgan

(646) 844-0030

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

Media contacts:

Longacre Square Partners

Dan Zacchei / Joe Germani

DZacchei@longacresquare.com / JGermani@longacresquare.com